FOR MORE INFORMATION CONTACT:

Media                                        Investors
Tom Henley                                   Mark Peters
(303) 566-1692                               (303) 566-1545
email: tom.henley@twtelecom.com              email: mark.peters@twtelecom.com
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FOR IMMEDIATE RELEASE: January 29, 2001

Time Warner Telecom Completes Private Placement of Senior Notes

     LITTLETON, Colorado - January 29, 2001 - Time Warner Telecom Inc. (Nasdaq: TWTC), a leader in providing local and regional optical broadband networks and services to business customers, today announced that it has completed a private placement of $400 million of its 10 1/8% Senior Notes due 2011. A portion of the net proceeds of the offering will be used to repay a portion of the $700 million senior unsecured bridge loan facility which Time Warner Telecom used to finance the purchase of substantially all of the assets of GST Telecommunications, Inc. The remaining net proceeds from the offering will be used for capital expenditures, working capital and general corporate purposes.

     The Notes have been sold to qualified institutional buyers in reliance on Rule 144A. The Notes have not been registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

     This press release includes Forward-Looking Statements. The words "believes," "expects," "intend," "anticipate," "will" and "project" and other similar expressions identify forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, competition and other risks detailed from time to time in Time Warner Telecom's filings with the Securities and Exchange Commission.

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